                                                                     EXHIBIT 4.4

                          SECOND SUPPLEMENTAL INDENTURE


     SECOND SUPPLEMENTAL INDENTURE, dated as of May 25, 1994, between Kimberly-Clark Corporation, a corporation duly organized and existing under the laws of the State of Delaware (herein called the "Company"), and Bank of America National Trust and Savings Association, a national banking association duly incorporated and existing under the laws of the United States, as successor trustee (herein called the "Trustee").


                                    RECITALS

     The Company has heretofore executed and delivered to the Trustee a First Amended and Restated Indenture dated as of March 1, 1988 (herein called the "Indenture"), pursuant to which one or more series of unsecured debentures, notes or other evidences of indebtedness of the Company (herein called the "Securities") may be issued from time to time. All terms used in this Second Supplemental Indenture which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

     The Company desires and has requested the Trustee to join with it in the execution and delivery of this Second Supplemental Indenture for the purpose of amending Section 1102 of the Indenture.

     Section 901(9) of the Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee without the consent of any Holders to make provisions with respect to matters arising under the Indenture which do not adversely affect the interests of the Holders of Securities of any series in any material respect.

     The Company has furnished the Trustee with (i) an Opinion of Counsel stating that the execution of the Second Supplemental Indenture is authorized and permitted by the Indenture, (ii) an Officer's Certificate stating that all conditions precedent provided for in the Indenture with respect to this Second Supplemental Indenture have been complied with, and (iii) a copy of the resolution of its Special Committee of the Board of Directors, certified by its Secretary, pursuant to which this Second Supplemental Indenture has been authorized.

     All things necessary to make this Second Supplemental Indenture a valid agreement of the Company and the Trustee and a valid amendment of and supplement to this Indenture have been done.

     NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

     For and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities or of any series thereof, as follows:

                                   ARTICLE ONE


     SECTION 101. Section 1102 of the Indenture is amended to read in its entirety as follows:

SECTION 1102.  Election to Redeem; Notice to Trustee.

     The election of the Company to redeem any Securities shall be evidenced by a Board Resolution. In case of any redemption at the election of the Company of less than all the Securities of any series, the Company shall, at least 45 days prior to the Redemption Date fixed by the Company (unless a shorter notice shall be satisfactory to the Trustee), notify the Trustee of such Redemption Date and of the principal amount of Securities of such series to be redeemed; provided, however, that in the case of any Securities issued on or after April 1, 1994, such notice shall be given by the Company on such day, not less than 5 Business Days prior to the last date for mailing notice of redemption to the Holders of such Securities prior to such Redemption Date (unless a shorter notice shall be satisfactory to the Trustee in its sole discretion), as the Company, in its sole discretion shall determine. In the case of any redemption of Securities prior to the expiration of any restriction on such redemption provided in the terms of such Securities, the Company shall furnish the Trustee with an Officers' Certificate evidencing compliance with such restriction.


                                   ARTICLE II

     SECTION 201. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.



                                   KIMBERLY-CLARK CORPORATION



                                   By:     /s/ John W. Donehower
                                           ----------------------------
                                   Name:   John W. Donehower
                                   Title:  Senior Vice President and
                                           Chief Financial Officer

Attest:



/s/ David M. Dolan
- --------------------------

                                   BANK OF AMERICA NATIONAL TRUST
                                     AND SAVINGS ASSOCIATION, TRUSTEE



                                   By:     /s/ Kristin M. Boettger
                                           --------------------------------
                                   Name:   Kristin M. Boettger
                                   Title:  Senior Trust Officer

Attest:



/s/ Ayaro Ostanie
- ---------------------------



STATE OF TEXAS  )
                )  s.:
COUNTY OF DALLAS)


     On the 25th day of May, 1994, before me personally came John W. Donehower, to me known, who, being by me duly sworn, did depose and say that he is Senior Vice President and Chief Financial Officer of Kimberly-Clark Corporation, one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Special Committee of the Board of Directors of said corporation, and that he signed his name thereto by like authority.


                                        /s/ Patricia A. Theiss
                                        ------------------------------------
                                        Notary Public
                                        My Commission Expires 1/28/96.

STATE OF CALIFORNIA    )
                       )  ss.:
COUNTY OF SAN FRANCISCO)


     On the 27th day of May, 1994, before me personally came Kristin M. Boettger, to me known, who, being by me duly sworn, did depose and say that he is Trust Officer of Bank of America National Trust and Savings Association, one of the corporations described in and which executed the foregoing instrument, that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and that he signed his name thereto by like authority.



                                        /s/ Norma L. Cantora
                                        ----------------------------------
                                        Notary Public
                                        My Commission Expires 9/19/94.



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